Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Aralez Pharmaceuticals Inc. 2016 Long Term Incentive Plan of Aralez Pharmaceuticals Inc. of our reports dated March 11, 2015, with respect to the financial statements of POZEN Inc. and the effectiveness of internal control over financial reporting of POZEN Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
February 8, 2016